Exhibit 99.1

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP
COMPLETES SALE OF $12 MILLION IN
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK
AND COMMON STOCK WARRANT TO THE U.S. TREASURY

CRANBURY NJ – DECEMBER 23, 2008……1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, is pleased to announce that it closed a sale to the U.S. Treasury of 12,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of 1st Constitution Bancorp for $12 million in cash and issued a warrant to the Treasury to purchase 200,222 shares of 1st Constitution Bancorp common stock.  1st Constitution was chosen as one of the stronger community banks to participate in the U.S. Treasury Department’s TARP Capital Purchase Program.  On December 11, 2008, 1ST Constitution was advised by the Treasury that 1ST Constitution’s application under the program was preliminarily approved by the U.S. Treasury on December 8, 2008.  1ST Constitution intends to use the proceeds from this sale for general corporate purposes which include utilizing the additional capital to grow the lending operations of 1ST Constitution Bank.

At this juncture, 1ST Constitution does not have any plans to participate in the Treasury’s TARP program related to the sale of troubled assets to the Treasury.  However, as an added benefit to 1ST Constitution Bank’s clients, 1ST Constitution Bank has agreed to voluntarily participate in the Federal Deposit Insurance Corporation’s fee-based expanded insurance program which provides, without limitation, a guarantee on all of 1ST Constitution Bank’s non-interest bearing transaction accounts through December 31, 2009.

President and Chief Executive Officer, Robert F. Mangano stated “Although 1ST Constitution is a well-capitalized organization, we believe the TARP capital purchase program provides an excellent opportunity for strong banks like 1ST Constitution to participate in and support the recovery of the U.S. economy.  1ST Constitution chose to voluntarily enter the program in order to support the Treasury’s efforts to provide additional long-term funds which should facilitate additional lending opportunities.  Furthermore, the enhancement to our already solid capital position will provide strategic flexibility to our management team, while promoting continued confidence in 1ST Constitution.”

At September 30, 2008, 1ST Constitution Bank’s capital ratios were all above the level as required to be categorized as “well capitalized.”  1ST Constitution Bank’s total risk-based capital, Tier I capital, and leverage capital were 15.58 percent, 13.79 percent, and 11.35 percent, respectively, at September 30, 2008.  The regulatory requirement to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

1ST Constitution’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, will have a stated value and liquidation preference of $12 million and pay a cumulative dividend at the rate of five percent per annum for the first five years which will reset to a rate of nine percent per annum after year five.  The shares are callable by 1ST Constitution at par after three years and may be fully redeemed earlier if 1ST Constitution raises new equity capital of at least $12 million.

In conjunction with the purchase of 1ST Constitution’s preferred shares, the Treasury will receive a warrant to purchase 200,222 shares in 1ST Constitution common shares with an aggregate exercise price equal to $1.8 million or 15 percent of the stated value of the preferred stock.  1ST Constitution’s common stock underlying these warrants represents less than 6 percent of 1ST Constitution’s outstanding common shares at September 30, 2008.  The warrant exercise price of $8.99 per share of common stock was based on the average of the closing prices of 1st Constitution Bancorp’s common stock for the 20 trading days (in which shares were traded) ending on the last trading day (in which shares were traded) prior to the date of preliminary approval by the Treasury of 1ST Constitution’s participation in the TARP capital purchase program.

1ST Constitution Bancorp, through its primary subsidiary 1ST Constitution Bank, operates 11 branch banking offices in Cranbury (2), Jamesburg, Fort Lee, Hamilton, Hightstown, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor.  1ST Constitution also operates 1stconstitutiondirect.com, which is an internet bank available for its clients who prefer to bank from their computer rather than traveling to a branch office.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY.”  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

##########